Exhibit (p)

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT, dated as of October 4, 2018 (this “Agreement”), is by and among Cavello Bay Reinsurance Limited, a Bermuda private limited company (the “Contributor”), and EP Income Company LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the meaning specified in the amended and restated limited liability company operating agreement of the Company, dated October 4, 2018 (the “Operating Agreement”), unless the context shall otherwise require

W I T N E S S E T H

WHEREAS, the Contributor desires to transfer the assets set forth on Schedule A hereto at the values noted therein (the “Contributed Assets”) in exchange for limited liability company interests in the Company;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.          Agreement for Contributed Assets. The Contributor hereby agrees to irrevocably transfer, assign, convey and deliver all of its rights, title and interest in, to and under, and the Company hereby accepts and takes assignment of, the Contributed Assets as a capital contribution by the Contributor to the Company. The Contributor is the lawful and beneficial owner of the Contributed Assets with good and marketable title, right and interest thereto and has the absolute right to transfer, assign, convey and deliver the Contributed Assets and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferred by the Contributor to the Company pursuant to this Agreement. Upon receipt of the consideration set forth in this Agreement, the Company will take the Contributed Assets free and clear of all the following of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money and of any restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.

2.          Consideration. As consideration for the transfer of the Contributed Assets from the Contributor to the Company, the Company shall issue in a private placement transaction, and the Contributor shall receive, 75,051.65 Class B Units.

3.          Contributor Representations and Warranties.

(a)       The Contributor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Contributor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Contributor. This Agreement has been duly authorized, executed and delivered by the Contributor and, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, subject to the qualification that the enforceability of the Contributor’s obligations hereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether enforcement is considered in a proceeding in equity or at law.

(b)       None of the execution and delivery of this Agreement by the Contributor, the performance by the Contributor of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement will (i) result in a breach or violation of any provision of the Contributor’s organizational documents, (ii) breach or violate any law, rule or regulation applicable to the Contributor or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Contributor, whether foreign or domestic, or (iii) constitute a breach or default under any material agreement to which the Contributor is a party or by which the Contributor or any of its properties may be bound.

(c)       The Contributor is not acquiring the Units with a view towards resale or distribution thereof. The Contributor is acquiring the Units for its own account.

(d)       The Contributor (i) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Units and to make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (ii) has the ability to bear the economic risks of the investment in Units and can afford a complete loss of the investment contemplated by this Agreement and (iii) understands the terms of and risks associated with the acquisition of the Units contemplated by this Agreement, including, without limitation, the risks associated with the industry in which the Company intends to operate.

(e)       The Contributor has (i) had access to all information that it believes is necessary, sufficient or appropriate in connection with its acquisition of Units, (ii) been afforded an opportunity to ask questions concerning the terms and conditions of its acquisition of Units, (iii) had all such questions answered to its satisfaction, (iv) been supplied all additional information that it has requested and, after being advised by persons deemed appropriate by the Contributor concerning this Agreement and the transactions contemplated hereby and (v) made an independent decision to acquire Units based on information it has determined to be adequate to verify the accuracy of any other information that the Contributor deems relevant to making an investment decision to acquire Units.

(f)       The Contributor became aware of the offering of the interests in the Company, and the interests were offered to the Contributor, through direct contact between the Contributor and the Company. The Contributor did not become aware of the offering of the interests, nor were the interests offered to the Contributor, by any other means, including, in each case, by any form of general solicitation or general advertising.

(g)       For the ninety (90) days following the date of the initial public offering of the Company’s common stock, the Contributor shall, and shall cause all directors, managers, partners, officers and employees of the Contributor to, comply with the limits on the purchase and sale of Company securities set forth in the insider trading policy of the Company (“Insider Trading Policy”) and with all other provisions of the Insider Trading Policy.

4.          Company Representations and Warranties.

(a)       The Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Company of the transactions contemplated by this

Agreement have been duly authorized by all necessary corporate or similar action on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and, when executed and delivered by the Contributor, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification that the enforceability of the Company’s obligations hereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether enforcement is considered in a proceeding in equity or at law.

(b)       None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement will (1) result in a breach or violation of any provision of the Company’s organizational documents, (2) breach or violate any law, rule or regulation applicable to the Company or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, whether foreign or domestic, or (3) constitute a breach or default under any material agreement to which the Company is a party or by which the Company or any of its properties may be bound.

(c)       The Company is, or is owned by, (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933 and (ii) a “qualified purchaser” within the meaning of the Investment Company Act of 1940.

5.          Further Assurances. From time to time after the date of this Agreement, without the payment of any additional consideration, each party hereto shall execute all such instruments and take all such actions as the other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all of the transactions contemplated by this Agreement.

6.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

7.          Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.          Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

10.        Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, such as facsimile or portable document format, shall be as effective as delivery of a manually executed counterpart of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CAVELLO BAY REINSURANCE LIMITED

By:	/s/ Duncan Scott
Name: Duncan Scott
Title: Director

EP INCOME company LLC

By:	/s/ Thomas Majewski
Name: Thomas Majewski
Title: Chief Executive Officer